As filed with the Securities and Exchange Commission on February 2, 2018

Registration No. 333-215803

Registration No. 333-169828

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-215803

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-169828

UNDER

THE SECURITIES ACT OF 1933

TOTAL S.A.

(Exact name of registrant as specified in its charter)

Republic of France	98-0227345
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Phone: +33 (0)1 47 44 45 46

(Address of principal executive offices) (Zip code)

TOTAL HOLDINGS USA, INC. 2017 EMPLOYEE SHAREHOLDER PLAN

TOTAL S.A. 2009 STOCK OPTION PLAN

TOTAL S.A. 2008 STOCK OPTION PLAN

(Full Titles of the Plans)

Ms. Elizabeth Matthews

TOTAL Holdings USA, Inc.

1201 Louisiana Street, Suite 1800

Houston, Texas 77002

(713) 483-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a small reporting company)	Smaller reporting company	☐

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

TOTAL S.A. (the “Registrant”) is filing these post-effective amendments (these “Post-Effective Amendments”) to the following registration statements on Form S-8 (the “Registration Statements”) to deregister certain shares of the Registrant’s common stock, par value of €2.50 per share (“Common Stock”), because the offering of securities pursuant to the Registration Statements has been completed and no securities registered under the Registration Statements remain to be sold:

•

Registration Statement on Form S-8 (No. 333-215803), pertaining to the registration of 1,900,000 shares of the Registrant’s common stock, par value of €2.50 per share (“Common Stock”), issuable under the TOTAL Holdings USA, INC. 2017 Employee Shareholder Plan (the “2017 Plan”), which was filed with the United States Securities and Exchange Commission (the “Commission”) on January 27, 2017. As of today’s date, at least 1,570,925 shares of Common Stock remained available for grant; and

•

Registration Statement on Form S-8 (No. 333-169828), pertaining to the registration of 127,370 shares of Common Stock issuable under the TOTAL S.A. 2009 Stock Option Plan (the “2009 Stock Option Plan”) and 114,030 shares of Common Stock issuable under the TOTAL S.A. 2008 Stock Option Plan (the “2008 Stock Option Plan” and together with the 2017 Plan and the 2009 Stock Option Plan, the “Plans”), which was filed with the Commission on October 8, 2010.

The Registration Statements are hereby amended to deregister all shares of Common Stock that were previously registered and that remain unissued under the Plans.

Concurrently with these Post-Effective Amendments, the Registrant is filing a Registration Statement on Form S-8 to register 1,900,000 shares of Common Stock authorized for grant under the TOTAL Holdings USA, Inc. 2018 Employee Shareholder Plan. The 2017 Plan remains in effect with respect to awards granted prior to this date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Post-Effective Amendments and has duly caused these amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in Paris, France, on February 2, 2018.

TOTAL S.A.

By:	/s/ JEAN-PIERRE SBRAIRE
Name:	Jean-Pierre Sbraire
Title:	Deputy Chief Financial Officer